Exhibit (h.2.)

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ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made as of June 30, 2012 (the “Effective Date”) by and between BNY MELLON INVESTMENT SERVICING (US) INC., a Massachusetts corporation (the “Administrator”), and each investment company listed on the signature page to this Agreement (each, the “Fund”). Capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.

BACKGROUND

A. The Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

B. The Fund wishes to retain the Administrator to provide administration and accounting services to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Portfolio”), and the Administrator wishes to furnish such services.

C. The parties hereto agree that this Agreement supersedes the following:

(i)	Accounting and Administration Services Agreement between Sit Mutual Funds, Inc. and the Administrator dated April 1, 1996, as amended;

(ii)	Accounting and Administration Services Agreement between Sit Mutual Funds II, Inc. and the Administrator dated April 1, 1996, as amended;

(iii)	Accounting and Administration Services Agreement between Sit U.S. Government Securities Fund, Inc. and the Administrator dated April 1, 1996, as amended;

(iv)	Accounting and Administration Services Agreement between Sit Mid Cap Growth Fund, Inc. and the Administrator dated April 1, 1996, as amended; and

(v)	Accounting and Administration Services Agreement between Sit Large Cap Growth Fund, Inc. and the Administrator dated April 1, 1996, as amended,

which are referred to collectively and individually herein as the “Prior Administration & Accounting Agreements”.

D. This Agreement shall be considered a separate agreement between the Administrator and each Fund and references to “the Fund” shall refer to each Fund separately.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1. Appointment. The Fund hereby appoints the Administrator to provide administration and accounting services to each of the Portfolios, in accordance with the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to furnish such services. The Administrator shall be under no duty to take any action hereunder on behalf of the Fund or

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any Portfolio except as specifically set forth herein or as may be specifically agreed to by the Administrator and the Fund in a written amendment hereto. The Administrator shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider to the Fund.

2. Instructions.

(a) Unless otherwise provided in this Agreement, the Administrator shall act only upon Oral Instructions or Written Instructions.

(b) The Administrator shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by the Administrator to be an Authorized Person) pursuant to this Agreement. The Administrator may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund’s Board of Directors or Trustees or of the Fund’s shareholders, unless and until the Administrator receives Written Instructions to the contrary.

(c) The Fund agrees to forward to the Administrator Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by the Administrator or its affiliates) so that the Administrator receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by the Administrator or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or the Administrator’s ability to rely upon such Oral Instructions.

3. Right to Receive Advice.

(a) Advice of the Fund. If the Administrator is in doubt as to any action it should or should not take, the Administrator may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

(b) Advice of Counsel. If the Administrator shall be in doubt as to any question of law pertaining to any action it should or should not take, the Administrator may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or the Administrator, at the option of the Administrator).

(c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions the Administrator receives from the Fund and the advice the Administrator receives from counsel, the Administrator may rely upon and follow the advice of counsel.

(d) No Obligation to Seek Advice. Nothing in this section shall be construed so as to impose an obligation upon the Administrator (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

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4. Records; Visits.

(a) The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of the Administrator shall be the property of the Fund. The Fund and Authorized Persons shall have access to such books and records at all times during the Administrator’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by the Administrator to the Fund or to an Authorized Person, at the Fund’s expense.

(b)	The Administrator shall keep the following records:

(i)	all books and records with respect to each Portfolio’s books of account;

(ii)	records of each Portfolio’s securities transactions; and

(iii)	all other books and records as the Administrator is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

5. Confidentiality. Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or the Administrator, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or the Administrator a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by the Administrator in connection with an independent third party compliance or other review; (h) is necessary or desirable for the Administrator to release such information in connection with the provision of services under this Agreement; or (h) has been or is independently developed or obtained by the receiving party. The provisions of this Section 5 shall survive termination of this Agreement for a period of three (3) years after such termination.

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6. Liaison with Accountants. The Administrator shall act as liaison with the Fund’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio. The Administrator shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

7. BNY Mellon System. The Administrator shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Administrator in connection with the services provided by the Administrator to the Fund.

8. Disaster Recovery. The Administrator shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, the Administrator shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. The Administrator shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by the Administrator’s own intentional misconduct, bad faith or negligence with respect to its duties under this Agreement.

9. Compensation.

(a) As compensation for services rendered by the Administrator during the term of this Agreement, the Fund, on behalf of each Portfolio, will pay to the Administrator a fee or fees as may be agreed to in writing by the Fund and the Administrator.

(b) The undersigned hereby represents and warrants to the Administrator that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to the Administrator or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by the Administrator to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of Directors or Trustees of the Fund and that, if required by applicable law, such Board of Directors or Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

(c) Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, the Fund shall remain responsible for paying to the Administrator the fees set forth in the applicable fee letter.

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10. Terms Relating to Liability.

(a) Subject to the terms of this Section 10, the Administrator shall be liable to the Fund (or any person or entity claiming through the Fund) for damages only to the extent caused by the Administrator’s own intentional misconduct, bad faith or negligence with respect to its duties under this Agreement (“Breach Conduct”).

(b) The Administrator’s maximum aggregate cumulative liability to the Fund and any person or entity claiming through the Fund, considered as a whole, for all Losses the recovery of which is not otherwise excluded by another provision of this Agreement shall not exceed: (i) the fees actually paid to the Administrator by the Fund for services provided hereunder during the twelve (12) months immediately prior to the last Loss Date; or (ii) if the last Loss Date occurs during the period commencing with the Effective Date and ending on the first anniversary of the Effective Date, the fees actually paid to the Administrator by the Fund for services provided during the twelve (12) months immediately prior to the last Loss Date under this Agreement and the applicable Prior Administration & Accounting Agreement.

(c) The Administrator shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

(d) The Administrator shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which the Administrator reasonably believes to be genuine. The Administrator shall not be liable for any damages that are caused by actions or omissions taken by the Administrator in accordance with Written Instructions or, where obtained pursuant to and in accordance with Section 3 above, the advice of counsel for the Fund or the Fund’s investment adviser. The Administrator shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Fund or for any failure to discover any such error or omission.

(e) Notwithstanding any other provision of this Agreement, in no event shall the Administrator, its affiliates or any of its or their directors, officers, employees, agents or subcontractors be liable under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, for exemplary, punitive, special, incidental, indirect or consequential damages, or for any other damages which are not direct damages regardless of whether such damages were or should have been foreseeable and regardless of whether any entity has been advised of the possibility of such damages, all and each of which damages is hereby excluded by agreement of the parties. For purposes of clarification: no other provision of this Agreement shall be interpreted to condition, limit, modify, nullify or otherwise prevail in whole or in part over this Section 10(e).

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(f) No party may assert a cause of action against the Administrator or any of its affiliates that allegedly occurred more than 36 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

(g) Each party shall have a duty to mitigate damages for which the other party may become responsible.

(h) This Section 10 shall survive termination of this Agreement.

11. Indemnification.

(a) Fund agrees to indemnify, defend and hold harmless the Administrator and its affiliates that provide services to the Fund on behalf of the Administrator, and the respective directors, trustees, officers and employees of each, from any and all Losses and all attorneys’ fees, court costs, travel costs and other reasonable out-of-pocket costs and expenses related to the investigation, discovery, litigation, settlement, mediation or alternative dispute resolution of any Claim arising directly or indirectly from: (a) conduct of the Fund in connection with activities contemplated by this Agreement, or the conduct of a Fund contractor, subcontractor or prior service provider in connection with providing services to the Fund; (b) conduct of the Administrator as agent of the Fund not constituting Breach Conduct; (c) conduct of the Administrator pursuant to an Oral Instruction, Written Instruction or in reliance on written legal analysis or advice that does not also include Breach Conduct; and (d) a Fund Error. The Administrator shall have no liability to the Fund or any person claiming through the Fund for any Loss caused in whole or in part by any conduct described in the preceding sentence.

(b) The Fund shall not be responsible for and the Administrator shall indemnify and hold harmless the Fund and its directors, trustees, officers and employees from and against any and all Losses and all attorneys’ fees, court costs, travel costs and other reasonable out-of-pocket costs and expenses related to the investigation, discovery, litigation, settlement, mediation or alternative dispute resolution of any Claims made by third parties which result from a negligent act or omission to act or bad faith by the Administrator in the performance of its duties hereunder (“Negligence Claim”); provided, however, it shall be a condition precedent to the obligation of the Administrator under this Section 11(b) to provide indemnification with respect to a Negligence Claim and the Fund’s right to demand performance by the Administrator that the Fund (i) notify the Administrator of the Negligence Claim as soon as practicable after becoming aware of the Negligence Claim, (ii) provide the Administrator with a copy of any written materials it receives asserting the Claim and any other written materials received by the Fund in connection with the Negligence Claim as soon as practicable after each is received, and (iii) permit the Administrator to research the assertions in the Negligence Claim and related circumstances, consult with counsel, if deemed by the Administrator to be appropriate, and contact the person asserting the Negligence Claim or such person’s representatives to discuss or attempt to resolve the matters asserted in the Negligence Claim.

(c)	This Section 11 shall survive termination of this Agreement.

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12. Description of Accounting Services on a Continuous Basis. The Administrator will perform the following accounting services with respect to each Portfolio:

(i)	Journalize investment, capital share and income and expense activities;

(ii)	Verify investment buy/sell trade tickets when received from the investment adviser for a Portfolio (the “Adviser”) and transmit trades to the Fund’s custodian (the “Custodian”) for proper settlement;

(iii)	Maintain individual ledgers for investment securities;

(iv)	Maintain historical tax lots for each security;

(v)	Reconcile cash and investment balances of the Fund with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

(vi)	Update the cash availability throughout the day as required by the Adviser;

(vii)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

(viii)	Calculate various contractual expenses (e.g., advisory and custody fees);

(ix)	Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

(x)	Control all disbursements and authorize such disbursements upon Written Instructions;

(xi)	Calculate capital gains and losses;

(xii)	Determine net income;

(xiii)	Obtain security market quotes from independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of each Portfolio’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that the Administrator shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments itself or to confirm or validate any information or valuation provided by the Adviser or any other pricing source, nor shall the Administrator have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

(xiv)	Transmit or make available a copy of the daily portfolio valuation to the Adviser;

(xv)	Compute net asset value; and

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(xvi)	As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity.

13. Description of Administration Services on a Continuous Basis. The Administrator will perform the following administration services with respect to each Portfolio:

(i)	Prepare quarterly broker security transactions summaries;

(ii)	Prepare monthly security transaction listings;

(iii)	Supply various normal and customary Portfolio and Fund statistical data as requested on an ongoing basis;

(iv)	Prepare for execution and filing the Fund’s Federal and state tax returns;

(v)	Prepare and file the Fund’s semi-annual reports with the SEC on Form N-SAR;

(vi)	Prepare the Fund’s annual, semi-annual, and quarterly shareholder reports;

(vii)	Monitor each Portfolio’s status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended; and

(vii)	Provide compliance policies and procedures related to services provided by the Administrator and, if mutually agreed, certain the Administrator affiliates, summary procedures thereof and periodic certification letters.

14. Duration and Termination.

(a) This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of three (3) years (the “Initial Term”).

(b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Terms”) each, unless the Fund or the Administrator provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

(c) In the event of termination, all expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Fund and paid to the Administrator prior to any such conversion.

(d) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material failure shall not have been remedied within thirty (30) days after such written notice is given of such material failure, then the

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Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(e) Notwithstanding any other provision in this Agreement, if a Fund provides notice to the Administrator that it is terminating this Agreement with respect to the Fund or a Portfolio or a Fund otherwise terminates this Agreement with respect to the Fund or a Portfolio or any of the services provided for herein for the Fund or a Portfolio before the expiration of the Initial Term (“Early Termination”) (in all cases, other than in accordance with Section 14(d) above) the following terms shall apply:

(i)	The Administrator shall, if requested by the Fund, make a commercially reasonable effort to facilitate a conversion to the successor service provider; provided that the Administrator does not guarantee that it will be able to effect a conversion on the date(s) requested by the Fund.

(ii)	Subject to clause (vi) below, before the effective date of the Early Termination and before any conversion of Fund records and accounts to a successor service provider, the Fund shall pay to the Administrator its Allocable Portion (as defined below) of the “Early Termination Amount”, which is hereby defined to mean:

(A)	$400,000, if the date of the Early Termination occurs on or prior to the 2nd anniversary of the Effective Date; and

(B)	$200,000, if the date of the Early Termination occurs after the 2nd anniversary of the Effective Date.

(iii)	The Fund expressly acknowledges and agrees that the Early Termination Amount is not a penalty but is reasonable compensation to the Administrator for a termination of the Agreement before the expiration of, as appropriate, the Initial Term or the then-current Renewal Term and prior to receipt by the Administrator of the compensation upon which the fees and other terms of this Agreement were based.

(iv)	For purposes of this Section 14(e):

(A)	“Allocable Portion” means the a fraction, the numerator of which is the Average Accounts (as defined below) of the Funds involved in the Early Termination and the denominator of which is the Average Accounts of all Funds; and

(B)	“Average Accounts” means the average number of active accounts for the three full calendar months immediately preceding the month in which the Administrator reasonably anticipates that the date of the Early Termination will occur.

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(v)	If any of the active accounts serviced by the Administrator under this Agreement, or assets in such active accounts, are removed from the coverage of this Agreement other than pursuant to a shareholder transaction or other event beyond the reasonable control of a Fund (“Removed Assets”) and are subsequently serviced by another service provider (including a Fund or an affiliate of a Fund): (i) the Fund will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets and be obligated to the Administrator for an Early Termination Amount calculated as if the Removed Assets constituted a “Fund” under Sections 14(e)(i) through 14(e)(iv).

(vi)	In the event an Early Termination occurs with respect to less than all Portfolios of all Funds, or some but not all active accounts, or assets in active accounts, are removed from the coverage of this Agreement as described in clause (v) immediately above, at the Administrator’s option, either (a) all Funds will also be deemed to have caused an Early Termination with respect to all Portfolios, or all non-Removed Assets will be deemed to be Removed Assets, as the case may be, as of a date selected by the Administrator resulting in the Funds owing the Administrator the entire Early Termination Amount, or (b) this Agreement will remain in full force and effect with respect to, as the case may be, all Funds and all Portfolios not involved in the Early Termination, or all non-Removed Assets, after payment of the appropriate Allocable Portion of the Early Termination Amount.

(vii)	For clarification: a merger or consolidation of Funds which does not result in a transfer of assets or accounts to a service provider other than the Administrator shall not constitute an Early Termination or Removed Assets under this Section 14(e).

15.	Notices. Notices permitted or required by this Agreement shall be in writing and:

(i) addressed as follows, unless a notice provided in accordance with this Section 15 shall specify a different address or individual:

(A) if to the Administrator, to BNY Mellon Investment Servicing (US) Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; and

(B) if to the Fund, at 3300 IDS Center, 80 South Eighth Street, Minneapolis, MN 55402-2211, Attention: President;

(ii) delivered: by hand (personal delivery by an Authorized Person to addressee); private messenger, with signature of recipient; U.S. Postal Service (with return receipt or other delivery verification provided); overnight national courier service, with signature of recipient, facsimile sending device providing for automatic confirmation of receipt; and

(iii) deemed given on the day received by the receiving party.

16. Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

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17. Assignment; Subcontracting. Except as expressly provided in this Section 17, no party may assign or transfer this Agreement or assign or transfer any right or obligation hereunder without the written consent of the other party and any attempt at such assignment or transfer, or any such assignment or transfer, shall be void. For clarification: “assign” and “transfer” as used in the foregoing sentence are intended to mean conveyances (whether by contract or operation of law) which fully and irrevocably vest in the assignee or transferee exclusively all the rights and obligations being conveyed and fully and irrevocably divest the assignor or transferor of all the rights and obligations being conveyed. A merger, a sale of a majority or more of the assets, equity interests or voting control, or a transfer by operation of law or pursuant to court order shall be considered a “transfer” under this Section. Notwithstanding the foregoing: the Administrator may assign or transfer this Agreement to an Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that the Administrator gives the Funds thirty (30) days’ prior written notice of such assignment or transfer and such assignment or transfer does not impair the Funds’ receipt of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of the Administrator; and the Administrator may subcontract with, hire, engage or otherwise outsource to any third party with respect to the performance of any one or more of the functions, services, duties or obligations of the Administrator under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve the Administrator of any of its liabilities hereunder.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

20. Miscellaneous.

(a) Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of the Administrator hereunder without the prior written approval of the Administrator, which approval shall not be unreasonably withheld or delayed. The scope of services to be provided by the Administrator under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Fund, unless the parties hereto expressly agree in writing to any such increase.

(b) During the term of this Agreement and for one year thereafter, the Fund shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of the Administrator’s employees, and the Fund shall cause the Fund’s sponsor and the Fund’s affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of the

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Administrator’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a the Administrator employee by the Fund, the Fund’s sponsor or an affiliate of the Fund if the Administrator employee was identified by such entity solely as a result of the Administrator employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

(c) Except as expressly provided in this Agreement, the Administrator hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. The Administrator disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(d) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of the Administrator are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person. Neither this Agreement nor the provision of services under this Agreement establishes or is intended to establish an attorney-client relationship between the Fund and the Administrator.

(e) The Fund will provide such information and documentation as the Administrator may reasonably request in connection with services provided by the Administrator to the Fund.

(f) This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(g) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

(h) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(i) To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of the Administrator’s affiliates are financial

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institutions, and the Administrator may, as a matter of policy, request (or may have already requested) the Fund’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. The Administrator may also ask (and may have already asked) for additional identifying information, and the Administrator may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BNY MELLON INVESTMENT SERVICING (US) INC.

By:
Name: Jay F. Nusblatt
Title: Managing Director

SIT MUTUAL FUNDS, INC. SIT MUTUAL FUNDS II, INC. SIT MID CAP GROWTH FUND, INC. SIT LARGE CAP GROWTH FUND, INC. SIT U.S. GOVERNMENT SECURITIES FUND, INC.

By:
Name: Paul E. Rasmussen
Title: Vice President

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EXHIBIT A

THIS EXHIBIT A, dated as of June 30, 2012 is Exhibit A to that certain Administration and Accounting Services Agreement dated as of June 30, 2012 between BNY Mellon Investment Servicing (US) Inc. and each investment company listed on the signature page to this Agreement.

Fund/Portfolios

Sit Mutual Funds, Inc.

Sit International Growth Fund

Sit Balanced Fund

Sit Developing Markets Growth Fund

Sit Small Cap Growth Fund

Sit Global Dividend Growth Fund

Sit Dividend Growth Fund

Sit Mutual Funds II, Inc.

Sit Tax-Free Income Fund

Sit Minnesota Tax-Free Income Fund

Sit Mid Cap Growth Fund, Inc.

Sit Large Cap Growth Fund, Inc.

Sit U.S. Government Securities Fund, Inc.

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APPENDIX A

Definitions

As used in this Agreement:

(a)	“1933 Act” means the Securities Act of 1933, as amended.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)	“Affiliate” means an entity controlled by, controlling or under common control with the subject entity, with “control” for this purpose defined to mean direct or beneficial ownership of 50% or more of the equity interests of an entity and possession of the power to elect 50% or more of the entity’s directors, trustees or similar persons performing policy-making functions.

(d)	“Authorized Person” means any officer of the Fund and any other person duly authorized by the Fund’s Board of Directors or Trustees to give Oral Instructions or Written Instructions on behalf of the Fund. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(e)	“Claim” means any claim, demand, suit, action, obligation, liability, suit, controversy, breach, proceeding or allegation of any nature, including any threat of any of the foregoing (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory or forum.

(f)	“Fund Error” means the Fund or a third party acting on behalf of the Fund or conveying Fund data or information committing an error, furnishing inaccurate, incorrect or incomplete data or information to the Administrator or by other act or omission requiring Remediation Services.

(g)	“Loss” and “Losses” means any one, or any series of related, losses, costs, damages, expenses, awards, judgments, assessments, fines, penalties, payments, reimbursements, adverse consequences, liabilities or obligations of any nature, including without limitation any of the foregoing arising out of any Claim and all costs of litigation or threatened litigation such as but not limited to court costs, costs of counsel, discovery, experts, settlement and investigation.

(h)	“Loss Date” means the date of occurrence of the event or circumstance causing a particular Loss, or the date of occurrence of the first event or circumstance in a series of events or circumstances causing a particular Loss.

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(i)	“Oral Instructions” mean oral instructions received by the Administrator from an Authorized Person or from a person reasonably believed by the Administrator to be an Authorized Person. The Administrator may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(j)	“Remediation Services” means the additional services required to be provided hereunder by the Administrator in connection with a Fund Error in order to correct, remediate, adjust, reprocess, repeat, reverse or otherwise modify conduct previously taken in accordance with the Agreement to achieve the outcome originally intended by the previous conduct.

(k)	“SEC” means the Securities and Exchange Commission.

(l)	“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

(m)	“Shares” means the shares of beneficial interest of any series or class of the Fund.

(n)	“Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by the Administrator to be an Authorized Person) and received by the Administrator or (ii) trade instructions transmitted (and received by the Administrator) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, or facsimile sending device.